EX-99.77I

On July 30, 2010, the LKCM Aquinas Fixed Income Fund, a series of LKCM Funds, was liquidated and terminated pursuant to a Plan of Liquidation adopted by the Board of Trustees of LKCM Funds on May 18, 2010.  The Plan of Liquidation is further described in a supplement to the Prospectus dated May 1, 2010 filed by LKCM Funds with the SEC via EDGAR on June 14, 2010.